EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-268631 and No. 333-260190) of our report dated April 4, 2023 included in this Annual Report on Form 10-K of SharpLink Gaming, Ltd. and Subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

April 4, 2023